Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

 FOR

THE BOARD OF DIRECTORS

OF

CODE OF BUSINESS CONDUCT AND ETHICS

TABLE OF CONTENTS

INTRODUCTION	1

COMPLIANCE IS EVERYONE'S BUSINESS	2

YOUR RESPONSIBILITIES TO THE CORPORATION AND ITS STOCKHOLDERS 3	3

General Standards of Conduct	3
Applicable Laws	3
Conflicts of Interest	3
Employment/Outside Employment	4
Outside Directorships	4
Business Interests	4
Related Parties	4
Other Situations	5
Corporate Opportunities	5
Protecting the Corporation's Confidential Information	5
Proprietary Information and Invention Agreement	5
Disclosure of Corporate Confidential Information	5
Requests by Regulatory Authorities	6
Corporate Spokespeople	6
Obligations under Securities Laws-"Insider" Trading	6
Prohibition against Short Selling of Corporate Stock	7
Use of Corporation's Assets	7
General	7
Physical Access Control	7
Corporate Funds	8
Computers and Other Equipment	8
Software	8
Electronic Usage	8
Maintaining and Managing Records	9
Records on Legal Hold	9
Payment Practices	9
Accounting Practices	9
Political Contributions	10
Prohibition of Inducements	10
Foreign Corrupt Practices Act	10
Export Controls	10

RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS	12
Customer Relationships	12
Payments or Gifts from Others	12
Publications of Others	12
Handling the Confidential Information of Others	12
Appropriate Nondisclosure Agreements	12
Need-to-Know	13
Notes and Reports	13
Competitive Information	13
Selecting Suppliers	13
Government Relations	14
Lobbying	14
Government Contracts	14
Free and Fair Competition	14
Industrial Espionage	15

WAIVERS	15

DISCIPLINARY ACTIONS	15

ACKNOWLEDGMENT OF RECEIPT OF DOCUMENTS	16

I. INTRODUCTION

This Code of Business Conduct and Ethics (the "Code") helps ensure compliance with legal requirements and our standards of business conduct. This Code applies to directors, officers and employees of MagneGas Corporation (the "Corporation"). Therefore, all directors, officers and employees of the Corporation are expected to read and understand this Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code are general in nature, all Corporate directors, officers and employees should also review all applicable Corporate policies and procedures for more specific instruction, and contact the CFO with any questions.

The Corporation is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

II. COMPLIANCE IS EVERYONE'S BUSINESS

Ethical business conduct is critical to the business of the Corporation. Each director, officer or employee has a responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for the violator, the Corporation, its directors, officers, and other employees.

Part of the job and ethical responsibility of each director, officer and employee is to help enforce this Code. Each director, officer and employee should be alert to possible violations and report possible violations to the CFO.

Each director, officer and employee must cooperate in any internal or external investigations of possible violations.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Corporate policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, this Code, or other Corporate policies or procedures should be reported to the CFO.

Violations of law, this Code or other Corporate policies or procedures by Corporate directors, officers or employees can lead to disciplinary action up to and including termination.

In trying to determine whether any given action is appropriate, use the following test.
Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the CFO.

III. YOUR RESPONSIBILITIES TO THE CORPORATION AND ITS STOCKHOLDERS

A. General Standards of Conduct

The Corporation expects all directors, officers, employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Corporate-sponsored business and social events, or at any other place where any director, officer or employee is acting as a representative of the Corporation. Directors, officers, employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. Each director, officer and employee should review the employment handbook for more detailed information.

B. Applicable Laws

All Corporate directors, officers, employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Corporate directors, officers and employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each director, officer, employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the CFO on specific Corporate policies and procedures. Violations of laws, regulations, rules and orders may subject the director, officer, employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the Corporation. Such individual violations may also subject the Corporation to civil or criminal liability or the loss of business.

C. Conflicts of Interest

Each director, officer and employee has a responsibility to the Corporation, the stockholders and each other.

Although this duty does not prevent any director, officer and employee from engaging in personal transactions and investments, it does demand avoiding situations where a conflict of interest might occur or appear to occur. The Corporation is subject to scrutiny from many different individuals and organizations.

Each director, officer and employee should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Corporation.

Examples include:

(i) Employment/Outside Employment. In consideration of the appointment or employment with the Corporation, each director, officer and employee is expected to devote full attention to the business interests of the Corporation. Engaging in any activity that interferes with one's performance or responsibilities to the Corporation or is otherwise in conflict with or prejudicial to the Corporation is prohibited. The Corporation's policies prohibit any director, officer or employee from accepting simultaneous employment with a Corporate supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor's position. Additionally, each director, officer and employee must disclose to the Corporation any interest that may conflict with the business of the Corporation. Any questions on this requirement should be directed to a supervisor or the CFO.

(ii) Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Corporation. Although a director, officer and employee may serve as a director of a Corporate supplier, customer, developer, or other business partner, the Corporation's policy requires that approval first be obtained from the Corporation's Board of Directors (the "Board") before accepting a directorship. Any compensation received should be commensurate to the responsibilities of holding such position.

Such approval may be conditioned upon the completion of specified actions.

(iii) Business Interests. If a director, officer and employee is considering investing in a Corporate customer, supplier or competitor, great care must be taken to ensure that these investments do not compromise any responsibilities owed to the Corporation. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; the ability to influence the Corporation's decisions; access to confidential information of the Corporation or of the other company; and the nature of the relationship between the Corporation and the other company.

(iv) Related Parties. As a general rule, conducting Corporate business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, should be avoided. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee.

If such a related party transaction is unavoidable, the nature of the related party transaction must be fully disclosed to the Corporation's Chief Financial Officer ("CFO"). If determined to be material to the Corporation by the CFO, the Corporation's Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Corporation's directors or executive officers, must be reviewed and approved in writing in advance by the Corporation's Board. The Corporation must report all such material related party transactions under applicable accounting rules, federal securities laws, and SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

The Corporation discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the CFO is responsible for determining whether an applicant or transferee's acknowledged relationship is covered by this policy. The CFO shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Corporation retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(v) Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Directors, officers and employees should consult the CFO if a proposed transaction or situation raises any questions or doubts.

D. Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Corporation's Board and the Board declines to pursue such opportunity.

E. Protecting the Corporation's Confidential Information

The Corporation's confidential information is a valuable asset. The Corporation's confidential information includes our database of customer contacts; details regarding our equipment procurement sources; names and lists of customers, suppliers and employees; and financial information. This information is the property of the Corporation and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Corporate business purposes only. Every director, officer, employee, agent and contractor must safeguard it.

THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE CORPORATION'S CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE CORPORATION'S PRODUCTS OR BUSINESS OVER THE INTERNET.

Each director, officer and employee is also responsible for properly labeling any and all documentation shared with or correspondence sent to the CFO or outside counsel as "Attorney-Client Privileged." This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Corporation's policy on Maintaining and Managing Records set forth in Section fill of this Code. This obligation extends to confidential information of third parties, which the Corporation has rightfully received under Non-Disclosure Agreements. See the Corporation's policy dealing with Handling Confidential Information of Others set forth in Section IV.D of this Code.

(i) Proprietary Information and Invention Agreement. Upon joining the Corporation, each director, officer and employee signed an agreement to protect and hold confidential the Corporation's proprietary information. This agreement remains in effect for the entire term of employment with the Corporation and remains in effect thereafter. Under this agreement, the Corporation's confidential information may not be disclosed to anyone or used to benefit anyone other than the Corporation without the prior written consent of an authorized Corporate officer.

(ii) Disclosure of Corporate Confidential Information. To further the Corporation's business from time to time, confidential information of the Corporation may be disclosed to potential business partners. However, such disclosure should never be done without careful consideration of its potential benefits and risks. If, in consultation with a manager and other appropriate Corporate management, it is determined that disclosure of confidential information is necessary, the CFO should be contacted to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Corporation has standard nondisclosure agreements suitable for most disclosures. A third party's nondisclosure agreement must not be signed and no changes should be accepted to the Corporation's standard nondisclosure agreements without review and approval by the CFO. In addition, all Corporate materials that contain Corporate confidential information, including presentations, must be reviewed and approved by the CFO prior to publication or use.

Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Corporation, made outside the scope of his or her employment with the Corporation, must be reviewed in advance and approved in writing by the CFO and must include the Corporation's standard disclaimer that the publication or statement represents the views of the specific author and not of the Corporation.

(iii) Requests by Regulatory Authorities. The Corporation and its directors, officers, employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Corporation with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the CFO. No financial information may be disclosed without the prior approval of the CFO.

(iv) Corporate Spokespeople. Specific policies have been established regarding who may communicate information to the press and the financial analyst community All inquiries or calls from the press and financial analysts should be referred to the CFO. The Corporation has designated its Chief Executive Officer ("CEO") and CFO as official Corporate spokespeople for financial matters. These designees are the only people who may communicate with the press on behalf of the Corporation.

F. Obligations under Securities Laws-"Insider" Trading

Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Corporation may come into possession of significant, sensitive information. This information is the property of the Corporation, and any director, officer or employee in possession of such information has been entrusted with it. No director, officer or employee may profit from it by buying or selling securities on their own behalf, or passing on the information to others to enable them to profit or for them to profit on behalf of such director, officer or employee. The purpose of this policy is both to inform all Corporate employees of the legal responsibilities and to make clear that the misuse of sensitive information is contrary to Corporate policy and U.S. securities laws.

Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws. Controlling persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important that insider-trading violations not occur. Stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. Any questions about the ability to trade should be directed to the CFO.
The Corporation has imposed a trading blackout period on members of the Board, executive officers and certain designated employees who, as a consequence of their position with the Corporation, are more likely to be exposed to material nonpublic information about the Corporation. These directors, executive officers and employees generally may not trade in Corporate securities during the blackout periods.

For more details, and to determine whether a trade restriction applies during trading Blackout periods, each director, officer and employee should review the Corporation's Insider Trading Compliance Program carefully, paying particular attention to the specific policies and the potential criminal and civil liability and disciplinary action for insider trading violations. Directors, officers, employees, agents and contractors of the Corporation who violate this policy are also be subject to disciplinary action by the Corporation, which may include termination of employment or of business relationship. All questions regarding the Corporation's Insider Trading Compliance Program should be directed to the Corporation's CFO.

G. Prohibition against Short Selling of Corporate Stock

No Corporate director, officer or other employee, agent or contractor may, directly or indirectly, sell any equity security, including derivatives, of the Corporation (1) if he or she does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. No Corporate director, officer or other employee, agent or contractor may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Corporation's stock price. While law from engaging in short sales of Corporation's securities does not prohibit employees who are not executive officers or directors, the Corporation has adopted as policy that employees may not do so.

H. Use of Corporation’s Assets

(i) General. Protecting the Corporation's assets is a key fiduciary responsibility of every director, officer, employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Corporate directors, officers, employees, agents and contractors are responsible for the proper use of Corporate assets, and must safeguard such assets against loss, damage, misuse or theft.

Directors, officers, employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Corporate asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Corporation's sole discretion. Corporate equipment and assets are to be used for Corporate business purposes only. Directors, officers, employees, agents and contractors may not use Corporate assets for personal use, nor may they allow any other person to use Corporate assets. All questions regarding this policy should be brought to the attention of the CFO.

(ii) Physical Access Control. The Corporation has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Corporation communication equipment, and safeguard Corporate assets from theft, misuse and destruction. Each director, officer and employee is personally responsible for complying with the level of access control that has been implemented in the facility where such director, officer and employee works on a permanent or temporary basis and must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii) Corporate Funds. Every Corporate director, officer or employee is personally responsible for all Corporate funds over which he or she exercises control. Corporate agents and contractors should not be allowed to exercise control over Corporate funds. Corporate funds must be used only for Corporate business purposes. Every Corporate director, officer, employee, agent and contractor must take reasonable steps to ensure that the Corporation receives good value for Corporate funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Corporate directors, officers, employees, agents and contractors must not use Corporate funds for any personal purpose.

(iv) Computers and Other Equipment. The Corporation strives to furnish directors, officers and employees with the equipment necessary to efficiently and effectively do their jobs. Each director, officer and employee must care for that equipment and use it responsibly only for Corporate business purposes. If Corporate equipment is used at home or off site, precautions must be taken to protect it from theft or damage. All Corporate equipment must be returned immediately upon termination of employment. While computers and other electronic devices are made accessible to directors, officers and employees to assist them to perform their jobs and to promote the Corporation's interests, all such computers and electronic devices, whether used entirely or partially on the Corporation's premises or with the aid of the Corporation's equipment or resources, must remain fully accessible to the Corporation and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Corporation.

Directors, officers, employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Corporation. To the extent permitted by applicable law, the Corporation retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its directors, officers, employees, agents, contractors, or representatives, at any time, either with or without a director’s, officer’s, employee's or third party's knowledge, consent or approval.

(v) Software. All software used by directors, officers and employees to conduct Corporate business must be appropriately licensed. Directors, officers and employees should never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose such director, officer, employee and the Corporation to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the director, officer and employee to disciplinary action, up to and including termination. The Corporation's Information Technology Department will inspect Corporate computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

(vi) Electronic Usage. The purpose of this policy is to make certain that directors, officers and employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Corporation's responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Corporation's products or business on the Internet without the prior written consent of the Corporation's CFO is prohibited. Any other form of electronic communication used by directors, officers or employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Directors, officers and employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems and are expected to review, understand and follow such policies and procedures.

I. Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Corporation's business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. Local, state, federal, foreign and other applicable laws, rules and regulations require the Corporation to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for directors, officers, employees, agents, contractors and the Corporation, and failure to comply with such guidelines may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Corporation's sole discretion. All original executed documents that evidence contractual commitments or other obligations of the Corporation must be forwarded to the CFO promptly upon completion. Such documents will be maintained and retained in accordance with the Corporation’s record retention policies.

J. Records on Legal Hold.

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The CFO determines and identifies what types of Corporate records or documents are required to be placed under a legal hold. Every Corporate director, officer, employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Corporation's sole discretion.

The CFO will notify any director, officer or employee if a legal hold is placed on records for which that person is responsible. The necessary records must thereafter be preserved and protected in accordance with instructions from the CFO.

RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing by the CFO.

Any questions about whether a document has been placed under a legal hold should be directed to the CFO and the document should be preserved and protected until the CFO provides clarification.

K. Payment Practices

(i) Accounting Practices. The Corporation's responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Corporation's books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Corporate policy and the law.

Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii) Political Contributions. The Corporation reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Corporation's policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Corporation's funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the CFO and, if required, the Board.

(iii) Prohibition of Inducements. Under no circumstances may directors, officers, employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, or other party that is perceived as intending, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the CFO.

L. Foreign Corrupt Practices Act.

The Corporation requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its directors, officers, employees, agents, and contractors.

The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of influencing any act or failure to act in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All Corporate directors, officers, employees, agents and contractors, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Corporation. FCPA compliance includes the Corporation's policy on Maintaining and Managing Records in Section III.I of this Code.

Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the CFO.

M. Export Controls

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain components or technology of U.S. origin. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. The CFO can provide guidance on which countries are prohibited destinations for Corporate products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license.

IV. RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

A. Customer Relationships

Each time a director, officer or employee comes into contact with any Corporate customers or potential customers, that director, officer or employee represents the Corporation and should therefore act in a manner that creates value for the Corporation’s customers and helps to build a relationship based upon trust. The Corporation and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Corporation employees, agents and contractors must act to preserve and enhance our reputation.

B. Payments or Gifts from Others

Under no circumstances may directors, officers, employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, or other party that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the CFO.

Gifts given by the Corporation to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Corporation's books and records.

C. Publications of Others

The Corporation subscribes to many publications that help directors, officers and employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. Consent of the publisher of a publication must be obtained before copying publications or significant parts of them. Any questions about whether a publication may be copied should be directed to the CFO.

D. Handling the Confidential Information of Others

The Corporation has many kinds of business relationships with many companies and individuals. Sometimes such other companies and individuals will volunteer confidential information about their products or business plans to induce the Corporation to enter into a business relationship with them. At other times, the Corporation may request that a third party provide confidential information to permit the Corporation to evaluate a potential business relationship with that party. The Corporation must take special care to handle the confidential information of others responsibly, regardless of how it was obtained. Such confidential information should be handled in accordance with the agreements with such third parties. See also the Corporation's policy on Maintaining and Managing Records in Section III.I of this Code.

(i) Appropriate Nondisclosure Agreements. Confidential information may take many forms, including an oral presentation about a company's product development plans, which may contain protected trade secrets; a customer list or employee list; or a demo of an alpha version of a company's new software, which may contain information protected by trade secret and copyright laws.

Employees, officers and directors should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.

THE CFO CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE CORPORATION.

Even after a nondisclosure agreement is in place, directors, officers and employees should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary for immediate purposes, it should be refused.

(ii) Need to Know. Once a third party's confidential information has been disclosed to the Corporation, the Corporation has an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Corporate employees with a need to know the information. Every director, officer, employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. Any questions about how to handle any such information should be directed to the CFO.

(iii) Notes and Reports. Any notes taken while reviewing the confidential information of a third party under a nondisclosure agreement, or any reports summarizing the results of the review or drawing conclusions about the suitability of a business relationship, can include confidential information disclosed by the other party and should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the CFO for safekeeping or destruction. As with any other disclosure of confidential information, these notes or reports should be marked as confidential and distributed only to those the Corporation employees with a need to know.

(iv) Competitive Information. No director, officer or employee should attempt to obtain a competitor's confidential information by improper means, and should never contact a competitor regarding their confidential information. While the Corporation may, and does, employ former employees of competitors, it recognizes and respects the obligations of those employees not to use or disclose the confidential information of their former employers.

E. Selecting Suppliers

The Corporation's suppliers make significant contributions to the success of the Corporation. To create an environment where Corporate suppliers have an incentive to work with the Corporation, they must be confident that they will be treated lawfully and in an ethical manner. The Corporation's policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Corporation's policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Corporate director, officer, employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier's performance should never be discussed with anyone outside the Corporation. A supplier to the Corporation is generally free to sell its products or services to any other party, including competitors of the Corporation. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

F. Government Relations

It is the Corporation's policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations.

Any questions concerning government relations should be directed to the CFO.

G. Lobbying

Directors, officers, employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the CFO. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

H. Government Contracts

It is the Corporation's policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments.

The CFO must review and approve all contracts with any government entity.

I. Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Corporation is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe.

These laws often regulate the Corporation's relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Corporation and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees, agents or contractors of the Corporation may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No director, officer, employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, as may bona fide purchases from or sales to competitors on non-competitive products, but the CFO must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required.

Collusion among competitors is illegal, and the consequences of a violation are severe.
Although the spirit of these laws, known as “antitrust,” “competition,” “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Corporation complies fully with these laws, each director, officer and employee should have a basic knowledge of them and should involve the CFO early on when questionable situations arise.

J. Industrial Espionage

It is the Corporation's policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Corporation's reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Corporation expects its competitors to respect the rights of the Corporation to compete lawfully in the marketplace, and the Corporation must respect the competitors’ rights equally. Corporate directors, officers, employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

V. WAIVERS

Any waiver of any provision of this Code for a member of the Corporation’s Board or an executive officer must be approved in writing by the Corporation’s Board and promptly disclosed. Any waiver of any provision of this Code with respect any other employee, agent or contractor must be approved in writing by the CFO.

VI. DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to the Corporation, its stockholders and its business partners, and are essential to the Corporation's ability to conduct its business in accordance with its stated values. The Corporation expects all of its directors, officers, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Corporation.

The Corporation will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Corporation. Disciplinary actions may include immediate termination of employment or business relationship at the Corporation's sole discretion. Where the Corporation has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Corporation will cooperate fully with the appropriate authorities.

VII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Corporation's Code of Business Conduct and Ethics. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Corporation policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the CFO, knowing that my questions or reports to these sources will be maintained in confidence. I acknowledge that I may report violations of the Code to the CFO.

____________________________________
Director, Officer or Employee Name

Date

Please sign and return this form to the CFO.

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